Exhibit 16

October 28, 2005

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Cygne Designs, Inc.’s Form 8-K dated October 28, 2005, and have the following comments:

1.	We agree with the statements made in sentence one of paragraph one and paragraphs two, three and four.

2.	We have no basis on which to agree or disagree with the statements made in the second and third sentences of paragraph one and paragraph five.

Yours truly,

/s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York